Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS 15 PERCENT ANNUALIZED LOAN GROWTH AND FOURTH QUARTER NET INCOME

WAYNE, NJ – January 31, 2019 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the fourth quarter of 2018 of $77.1 million, or $0.22 per diluted common share, as compared to the fourth quarter of 2017 earnings of $26.1 million, or $0.09 per diluted common share, and net income of $69.6 million, or $0.20 per diluted common share, for the third quarter of 2018. The fourth quarter of 2017 results included charges mainly due to the impact of the Tax Cuts and Jobs Act ("the Tax Act"). See further details below regarding infrequent items impacting our comparative operating results, including the "Consolidated Financial Highlights" tables.
Key financial highlights for the fourth quarter:

•
Loan Portfolio: Loans increased $924.2 million, or 15.3 percent on an annualized basis, to approximately $25.0 billion at December 31, 2018 from September 30, 2018 largely due to solid organic loan growth within most loan categories. See additional information under the "Loans, Deposits and Other Borrowings" section below.

•
Net Interest Income: Net interest income on a tax equivalent basis of $223.4 million for the fourth quarter of 2018 increased $5.3 million as compared to the third quarter of 2018 largely due to our solid loan growth and higher rate new loan volumes.

•
Net Interest Margin: Our net interest margin on a tax equivalent basis decreased 2 basis points to 3.10 percent in the fourth quarter of 2018 as compared to 3.12 percent for the third quarter of 2018. See the "Net Interest Income and Margin" section below for more details.

•
Credit Quality: Net loan charge-offs totaled $1.0 million for the fourth quarter of 2018, as compared to $231 thousand for the third quarter of 2018 and net recoveries of $772 thousand for the fourth quarter of 2017. Non-accrual loans represented 0.35 percent of total loans at December 31, 2018.

•
Provision for Credit Losses: The provision for credit losses increased $1.3 million to $7.9 million for the fourth quarter of 2018 as compared to third quarter of 2018 largely due to loan growth and, to a lesser extent, higher allocated reserves for taxi medallion loans.

•
Non-Interest Income: Non-interest income increased $5.7 million to $34.7 million for the three months ended December 31, 2018 from $29.0 million for the third quarter of 2018 largely due to a $6.5 million pre-tax gain realized on the sale of our Visa Class B shares during the fourth quarter. Partially offsetting this item, Valley also sold all of the private label mortgage-backed securities classified as available for sale in its investment portfolio for an aggregate net loss of $1.5 million during the fourth quarter of 2018.

Valley National Bancorp (NASDAQ: VLY)
2018 Fourth Quarter Earnings
January 31, 2018

•
Non-Interest Expense: Non-interest expense increased $2.0 million to $153.7 million for the fourth quarter of 2018 as compared to the third quarter of 2018. During the fourth quarter, the amortization of tax credit investments increased by $3.6 million mainly due to the timing of tax credits. Salary and employee benefits remained relatively unchanged as compared to the third quarter despite the recognition of $2.7 million of severance costs related to our Branch Transformation strategy during the fourth quarter of 2018 (See more information below). Net occupancy and equipment expense increased $1.3 million due to moderate increases in depreciation and repairs and maintenance as compared to the third quarter of 2018. These increases were partially offset by a decrease of $1.5 million in professional and legal fees.

•
Efficiency Ratio: Our efficiency ratio was 59.87 percent for the fourth quarter of 2018 as compared to 61.70 percent and 68.30 percent for the third quarter of 2018 and fourth quarter of 2017, respectively. Excluding severance expense, merger expense, amortization of tax credit investments, litigation reserve expense, net losses on securities transactions, the gain on the sale of Visa Class B shares and branch related asset impairments, if applicable in the period, our adjusted efficiency ratio was 56.68 percent for the fourth quarter of 2018 as compared to 57.84 percent and 57.43 percent for the third quarter of 2018 and fourth quarter of 2017, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding this non-GAAP measure.

•
Income Tax Expense: The effective tax rate was 18.99 percent for the fourth quarter of 2018 as compared to 20.60 percent for the third quarter of 2018. The decline in the effective tax rate was partly caused by a $2.3 million tax benefit related to the adjustment of Tax Act provisional amounts in our final 2017 tax returns completed during the fourth quarter of 2018. For 2019, we currently estimate that our effective tax rate will range from 22 percent to 24 percent.

Ira Robbins, CEO and President commented, "The progress that Valley and all our associates have made over the course of 2018 is tremendous.  We achieved record loan growth, embarked on a multi-year transformation of our delivery channels, and integrated our largest acquisition to date with great success.  As I look forward to 2019 and beyond, I am excited to continue our journey of providing the best possible experience and products to the customers and communities we serve.  All of the actions we are currently taking are expected to provide positive shareholder value over the long-term."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $223.4 million for the fourth quarter of 2018 increased $52.0 million and $5.3 million as compared to the fourth quarter of 2017 and third quarter of 2018, respectively. The increase as compared to the fourth quarter of 2017 was largely due to the acquisition of USAmeriBancorp, Inc. (USAB) on January 1, 2018 and loan growth during 2018. Interest income on a tax equivalent basis increased $17.6 million to $316.0 million for the fourth quarter of 2018 as compared to the third quarter of 2018, largely due to an increase of $871.7 million in average loans and a 11 basis point increase in the yield on average loans. Interest expense of $92.5 million for the three months ended December 31, 2018 increased $12.3 million from the third quarter of 2018 largely due to higher interest rates on many of our interest bearing deposit products and FHLB borrowings, and a $756.9 million increase in average interest-bearing liabilities. The increase in average interest-bearing liabilities was largely driven by both brokered and retail time deposit gathering initiatives, partially offset by lower short-term and long-term FHLB borrowings.

Valley National Bancorp (NASDAQ: VLY)
2018 Fourth Quarter Earnings
January 31, 2018

The net interest margin on a tax equivalent basis of 3.10 percent for the fourth quarter of 2018 decreased 3 basis points and 2 basis points from 3.13 percent and 3.12 percent for the fourth quarter of 2017 and third quarter of 2018, respectively. The yield on average interest earning assets increased by 12 basis points on a linked quarter basis due to the higher yields on average loans and investment securities. The yield on average loans increased to 4.61 percent for the fourth quarter of 2018 from 4.50 percent for the third quarter of 2018, mostly due to the high volume of new loan originations at current market rates. The increased yield on average investment securities was partly caused by a decrease in premium amortization on residential mortgage-backed securities, due to lower prepayments on such financial instruments. The cost of average interest bearing liabilities increased by 17 basis points to 1.72 percent for the fourth quarter of 2018 as compared to the linked third quarter of 2018. The increase was due to a 23 basis point increase in both the cost of average interest bearing deposits and short-term borrowings, largely driven by higher market interest rates. The cost of average long-term borrowings also increased 21 basis points as compared to the third quarter of 2018 largely due to the change in the composition of such borrowings caused by the maturity and repayment of lower cost borrowings in the second half of 2018. Our cost of total average deposits was 1.07 percent for the fourth quarter of 2018 as compared to 0.88 percent for the three months ended September 30, 2018.
Branch Transformation
As previously disclosed, Valley embarked on a continued strategy to overhaul its retail network in the second half of 2018. As a result, we identified several branches within New Jersey and New York that did not meet certain internal performance measures. Of those identified, we have closed 11 branches to date and expect to consolidate 9 additional branches by the end of the first quarter 2019. The estimated annual operating expense savings from the 20 branch closures is expected to be approximately $9 million. There were no material asset impairments related to actual and future branch closures during the fourth quarter of 2018 as compared to a $1.8 million charge in the third quarter of 2018. Severance costs related to approved branch staff reductions totaled $2.7 million for the fourth quarter of 2018.
For the remaining branch network, we continue to monitor the operating performance of each branch and implement tailored action plans focused on improving profitability and deposit levels for those branches that underperform.
Loans, Deposits and Other Borrowings
Loans. Loans increased $924.2 million to approximately $25.0 billion at December 31, 2018 from September 30, 2018. The increase was mainly due to continued strong quarter over quarter organic growth in commercial and industrial, residential mortgage and commercial real estate loans. The growth within the residential mortgage loan portfolio was also partially driven by the purchase of approximately $105 million of CRA qualifying loans. During the fourth quarter of 2018, Valley originated $98 million of residential mortgage loans for sale rather than held for investment. Loans held for sale totaled $35.2 million and $31.7 million at December 31, 2018 and September 30, 2018, respectively.
Deposits. Total deposits increased $1.9 billion, or 8.3 percent, to approximately $24.5 billion at December 31, 2018 from September 30, 2018 mostly due to a $1.6 billion increase in time deposits from both brokered and retail deposit gathering efforts. During fourth quarter of 2018, Valley continued to increase its use of brokered CDs partly due to their relatively favorable pricing as compared to other available funding sources with similar terms, including FHLB advances. Money market deposit accounts also increased $176.8 million at December 31, 2018 as compared to September 30, 2018 resulting from

Valley National Bancorp (NASDAQ: VLY)
2018 Fourth Quarter Earnings
January 31, 2018

ongoing retail and commercial account initiatives commenced in the third quarter of 2018. Non-interest bearing deposits; savings, NOW, money market deposits; and time deposits represented approximately 25 percent, 46 percent and 29 percent of total deposits as of December 31, 2018, respectively.
Other Borrowings. Short-term borrowings decreased $849.5 million, or 28.6 percent, to approximately $2.1 billion at December 31, 2018 from September 30, 2018 mostly due to lower levels of short-term FHLB borrowings caused by the success of our current deposit gathering initiatives. Long-term borrowings also decreased $74.5 million, or 4.3 percent, to $1.7 billion at December 31, 2018 from September 30, 2018 due to the normal maturity and repayment of FHLB advances during the fourth quarter of 2018.
Credit Quality
Non-Performing Assets. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley. At December 31, 2018, our PCI loan portfolio totaled $4.2 billion, or 16.7 percent of our total loan portfolio and included all loans acquired from USAB on January 1, 2018.
Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets totaled $98.6 million at December 31, 2018 compared to $88.7 million at September 30, 2018. The increase in NPAs from September 30, 2018 was mostly due to an increase of $10.0 million in non-accrual loans. The increase in non-accrual loans was primarily related to taxi medallion loans totaling $14.1 million that were reclassified to non-performing commercial and industrial loans during the fourth quarter of 2018 (See further discussion of our taxi medallion lending below), partially offset by better performance in the residential mortgage loan portfolio and one large payoff of a non-accrual commercial real estate loan. Non-accrual loans represented 0.35 percent of total loans at December 31, 2018 as compared to 0.33 percent of total loans at September 30, 2018.
Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $9.5 million to $67.7 million, or 0.27 percent of total loans, at December 31, 2018 as compared to $58.2 million, or 0.24 percent of total loans, at September 30, 2018. The higher level of accruing past due loans was primarily caused by increases of $5.8 million and $4.5 million in total loans past due 30 to 59 days and commercial and industrial loans 90 or more days past due, respectively.
During the fourth quarter of 2018, we continued to closely monitor our NYC and Chicago taxi medallion loans totaling $121.8 million and $8.4 million, respectively, within the commercial and industrial loan portfolio at December 31, 2018. While most of the taxi medallion loans are currently performing, negative trends in the market valuations of the underlying taxi medallion collateral could impact the future performance and internal classification of this portfolio. At December 31, 2018, the medallion portfolio included impaired loans totaling $73.7 million with related reserves of $27.9 million within the allowance for loan losses as compared to impaired loans totaling $66.5 million with related reserves of $26.3 million at September 30, 2018. At December 31, 2018, the impaired medallion loans largely consisted of $58.5 million of non-accrual taxi cab medallion loans classified as doubtful, as well as performing troubled debt restructured (TDR) loans classified as substandard loans. Additionally, Valley currently has $22.5 million of performing non-impaired taxi medallion loans which are scheduled to mature in 2019, and $18.3 million that mature between 2023 and 2027. If the loans with 2019 maturities became TDRs upon

Valley National Bancorp (NASDAQ: VLY)
2018 Fourth Quarter Earnings
January 31, 2018

maturity and renewal, an additional reserve of $8.6 million would be required based on the allowance methodology at December 31, 2018.
The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at December 31, 2018, September 30, 2018, and December 31, 2017:

	December 31, 2018		September 30, 2018		December 31, 2017
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans*	$95,392	2.20%	$88,509	2.20%	$60,828	2.22%
Commercial real estate loans:
Commercial real estate	26,482	0.21%	29,093	0.24%	36,293	0.38%
Construction	23,168	1.56%	21,037	1.49%	18,661	2.19%
Total commercial real estate loans	49,650	0.36%	50,130	0.37%	54,954	0.53%
Residential mortgage loans	5,041	0.12%	4,919	0.13%	3,605	0.13%
Consumer loans:
Home equity	598	0.12%	576	0.11%	579	0.13%
Auto and other consumer	5,614	0.26%	5,341	0.25%	4,486	0.23%
Total consumer loans	6,212	0.23%	5,917	0.22%	5,065	0.21%
Total allowance for credit losses	$156,295	0.62%	$149,475	0.62%	$124,452	0.68%
Allowance for credit losses as a %
of non-PCI loans		0.75%		0.76%		0.73%

* Includes the reserve for unfunded letters of credit.

Our loan portfolio, totaling $25.0 billion at December 31, 2018, had net loan charge-offs of $1.0 million and $231 thousand for the fourth quarter of 2018 and third quarter of 2018, respectively, as compared to net recoveries of loan charge-offs totaling $772 thousand for the fourth quarter of 2017. Overall, net loan charge-offs decreased to $658 thousand for the year ended December 31, 2018 from $2.1 million for the year ended December 31, 2017. During the fourth quarter of 2018, we recorded a provision for credit losses totaling $7.9 million as compared to $6.6 million for the third quarter of 2018 and $2.2 million for the fourth quarter of 2017. Overall, our provision for credit losses was $32.5 million for the year ended December 31, 2018 as compared to $9.9 million for the year ended December 31, 2017. The increase in the 2018 provision was largely due to strong loan growth and increased allocated reserves for impaired loans mostly caused by taxi medallion loans.
The allowance for credit losses, comprised of our allowance for loan losses and reserve for unfunded letters of credit, as a percentage of total loans was 0.62 percent at both December 31, 2018 and September 30, 2018, and 0.68 percent at December 31, 2017. At December 31, 2018, our allowance allocations for losses as a percentage of total loans remained relatively stable in most loan categories as compared to September 30, 2018.

Valley National Bancorp (NASDAQ: VLY)
2018 Fourth Quarter Earnings
January 31, 2018

Capital Adequacy
Valley's regulatory capital ratios continue to reflect its well capitalized position. Valley's total risk-based capital, Tier 1 capital, Tier 1 leverage capital, and common equity Tier 1 capital ratios were 11.34 percent, 9.30 percent, 7.57 percent and 8.43 percent, respectively, at December 31, 2018.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Standard Time, today to discuss the fourth quarter 2018 earnings. Those wishing to participate in the call may dial toll-free (866) 354-0432 (Conference ID: 4398224). The teleconference will also be webcast live: https://edge.media-server.com/m6/p/9gtdqchn and archived on Valley's website through Thursday, February 28, 2019. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $32 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates approximately 226 branches across New Jersey, New York, Florida and Alabama, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Service Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	weakness or a decline in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas;

•	the inability to retain USAB’s customers and key employees;

•	the inability to grow customer deposits to keep pace with loan growth;

•	an increase in our allowance for credit losses due higher than expected loan losses within one or more segments of our loan portfolio;

•	less than expected cost reductions and revenue enhancement from Valley's cost reduction plans including its earnings enhancement program called "LIFT" and branch transformation strategy;

Valley National Bancorp (NASDAQ: VLY)
2018 Fourth Quarter Earnings
January 31, 2018

•
greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;

•	the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy;

•	the effect of the partial U.S. Government shutdown on levels of economic activity in the markets in which we operate and on levels of end market demand in the economy in general;

•
cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•
results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•
damage verdicts or settlements or restrictions related to existing or potential litigations arising from claims of breach of fiduciary responsibility, negligence, fraud, contractual claims, environmental laws, patent or trade mark infringement, employment related claims, and other matters;

•
changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss (CECL) model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020;

•
higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from the impact of the Tax Cuts and Jobs Act and other changes in tax laws, regulations and case law;

•
our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the period ended September 30, 2018.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

# # #

-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2018	2018	2017	2018	2017
FINANCIAL DATA:
Net interest income	$222,053	$216,800	$169,414	$857,203	$660,047
Net interest income - FTE (1)	223,414	218,136	171,394	862,922	668,350
Non-interest income	34,694	29,038	30,159	134,052	111,706
Non-interest expense	153,712	151,681	136,317	629,061	509,073
Income tax expense	18,074	18,046	34,958	68,265	90,831
Net income	77,102	69,559	26,098	261,428	161,907
Dividends on preferred stock	3,172	3,172	3,172	12,688	9,449
Net income available to common stockholders	$73,930	$66,387	$22,926	$248,740	$152,458
Weighted average number of common shares outstanding:
Basic	331,492,648	331,486,500	264,332,895	331,258,964	264,038,123
Diluted	332,856,385	333,000,242	265,288,067	332,693,718	264,889,007
Per common share data:
Basic earnings	$0.22	$0.20	$0.09	$0.75	$0.58
Diluted earnings	0.22	0.20	0.09	0.75	0.58
Cash dividends declared	0.11	0.11	0.11	0.44	0.44
Closing stock price - high	11.51	13.04	12.17	13.28	12.76
Closing stock price - low	8.45	11.25	11.00	8.45	10.71
CORE ADJUSTED FINANCIAL DATA: (2)
Net income available to common shareholders, as adjusted	$69,478	$69,888	$42,591	$269,897	$179,074
Basic earnings per share, as adjusted	0.21	0.21	0.16	0.81	0.68
Diluted earnings per share, as adjusted	0.21	0.21	0.16	0.81	0.68
FINANCIAL RATIOS:					`
Net interest margin	3.08%	3.10%	3.09%	3.09%	3.07%
Net interest margin - FTE (1)	3.10	3.12	3.13	3.11	3.11
Annualized return on average assets	0.98	0.91	0.44	0.86	0.69
Annualized return on avg. shareholders' equity	9.23	8.41	4.07	7.91	6.55
Annualized return on avg. tangible shareholders' equity (2)	14.17	12.96	5.71	12.21	9.32
Efficiency ratio (3)	59.87	61.70	68.30	63.46	65.96
CORE ADJUSTED FINANCIAL RATIOS: (2)
Annualized return on average assets, as adjusted	0.93%	0.96%	0.77%	0.93%	0.80%
Annualized return on average shareholders' equity, as adjusted	8.70	8.84	7.14	8.55	7.63
Annualized return on average tangible shareholders' equity, as adjusted	13.36	13.61	10.00	13.20	10.85
Efficiency ratio, as adjusted	56.68	57.84	57.43	57.90	58.93
AVERAGE BALANCE SHEET ITEMS:
Assets	$31,328,729	$30,493,175	$23,907,011	$30,229,276	$23,478,798
Interest earning assets	28,806,620	27,971,712	21,932,517	27,702,911	21,488,498
Loans	24,530,919	23,659,190	18,242,690	23,340,330	17,819,003
Interest bearing liabilities	21,515,197	20,758,249	15,919,382	20,528,920	15,640,317
Deposits	23,702,885	22,223,203	17,812,343	22,418,142	17,456,115
Shareholders' equity	3,340,411	3,307,690	2,562,326	3,304,531	2,471,751

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
BALANCE SHEET ITEMS:	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2018	2018	2018	2018	2017
Assets	$31,863,088	$30,881,948	$30,182,979	$29,464,357	$24,002,306
Total loans	25,035,469	24,111,290	23,234,716	22,552,767	18,331,580
Non-PCI loans	20,845,383	19,681,255	18,587,015	17,636,934	16,944,365
Deposits	24,452,974	22,588,272	21,640,772	21,959,846	18,153,462
Shareholders' equity	3,350,454	3,302,936	3,277,312	3,245,003	2,533,165

LOANS:
(In thousands)
Commercial and industrial	$4,331,032	$4,015,280	$3,829,525	$3,631,597	$2,741,425
Commercial real estate:
Commercial real estate	12,407,275	12,251,231	11,913,830	11,706,228	9,496,777
Construction	1,488,132	1,416,259	1,376,732	1,372,508	851,105
Total commercial real estate	13,895,407	13,667,490	13,290,562	13,078,736	10,347,882
Residential mortgage	4,111,400	3,782,972	3,528,682	3,321,560	2,859,035
Consumer:
Home equity	517,089	521,797	520,849	549,329	446,280
Automobile	1,319,571	1,288,902	1,281,735	1,222,721	1,208,902
Other consumer	860,970	834,849	783,363	748,824	728,056
Total consumer loans	2,697,630	2,645,548	2,585,947	2,520,874	2,383,238
Total loans	$25,035,469	$24,111,290	$23,234,716	$22,552,767	$18,331,580

CAPITAL RATIOS:
Book value per common share	$9.48	$9.33	$9.26	$9.16	$8.79
Tangible book value per common share(2)	5.97	5.81	5.75	5.65	6.01
Tangible common equity to tangible assets (2)	6.45%	6.48%	6.56%	6.61%	6.83%
Tier 1 leverage capital	7.57	7.63	7.72	7.71	8.03
Common equity tier 1 capital	8.43	8.56	8.71	8.77	9.22
Tier 1 risk-based capital	9.30	9.46	9.65	9.73	10.41
Total risk-based capital	11.34	11.55	11.77	11.89	12.61

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Years Ended
ALLOWANCE FOR CREDIT LOSSES:	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2018	2018	2017	2018	2017
Beginning balance - Allowance for credit losses	$149,475	$143,154	$121,480	$124,452	$116,604
Loans charged-off:
Commercial and industrial	(909)	(833)	(532)	(2,515)	(5,421)
Commercial real estate	—	—	(6)	(348)	(559)
Construction	—	—	—	—	—
Residential mortgage	(56)	—	(42)	(223)	(530)
Total Consumer	(1,194)	(1,150)	(1,097)	(4,977)	(4,564)
Total loans charged-off	(2,159)	(1,983)	(1,677)	(8,063)	(11,074)
Charged-off loans recovered:
Commercial and industrial	566	1,131	1,256	4,623	4,736
Commercial real estate	21	12	22	417	552
Construction	—	—	579	—	873
Residential mortgage	3	9	113	272	1,016
Total Consumer	530	600	479	2,093	1,803
Total loans recovered	1,120	1,752	2,449	7,405	8,980
Net (charge-offs) recoveries	(1,039)	(231)	772	(658)	(2,094)
Provision for credit losses	7,859	6,552	2,200	32,501	9,942
Ending balance - Allowance for credit losses	$156,295	$149,475	$124,452	$156,295	$124,452
Components of allowance for credit losses:
Allowance for loans	$151,859	$144,963	$120,856	$151,859	$120,856
Allowance for unfunded letters of credit	4,436	4,512	3,596	4,436	3,596
Allowance for credit losses	$156,295	$149,475	$124,452	$156,295	$124,452
Components of provision for credit losses:
Provision for loan losses	$7,935	$6,432	$1,118	$31,661	$8,531
Provision for unfunded letters of credit	(76)	120	1,082	840	1,411
Provision for credit losses	$7,859	$6,552	$2,200	$32,501	$9,942

Annualized ratio of total net charge-offs (recoveries) to average loans	0.02%	0.00%	(0.02)%	0.00%	0.01%
Allowance for credit losses as a % of non-PCI loans	0.75%	0.76%	0.73%	0.75%	0.73%
Allowance for credit losses as a % of total loans	0.62%	0.62%	0.68%	0.62%	0.68%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY: (4)	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands)	2018	2018	2018	2018	2017
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$13,085	$9,462	$6,780	$5,405	$3,650
Commercial real estate	9,521	3,387	4,323	3,699	11,223
Construction	2,829	15,576	175	532	12,949
Residential mortgage	16,576	10,058	7,961	6,460	12,669
Total Consumer	9,740	7,443	6,573	5,244	8,409
Total 30 to 59 days past due	51,751	45,926	25,812	21,340	48,900
60 to 89 days past due:
Commercial and industrial	3,768	1,431	1,533	804	544
Commercial real estate	530	2,502	—	—	—
Construction	—	36	—	1,099	18,845
Residential mortgage	2,458	3,270	1,978	4,081	7,903
Total Consumer	1,386	1,249	860	1,489	1,199
Total 60 to 89 days past due	8,142	8,488	4,371	7,473	28,491
90 or more days past due:
Commercial and industrial	6,156	1,618	560	653	—
Commercial real estate	27	27	27	27	27
Construction	—	—	—	—	—
Residential mortgage	1,288	1,877	2,324	3,361	2,779
Total Consumer	341	282	198	372	284
Total 90 or more days past due	7,812	3,804	3,109	4,413	3,090
Total accruing past due loans	$67,705	$58,218	$33,292	$33,226	$80,481
Non-accrual loans:
Commercial and industrial	$70,096	$52,929	$53,596	$25,112	$20,890
Commercial real estate	2,372	7,103	7,452	8,679	11,328
Construction	356	—	1,100	732	732
Residential mortgage	12,917	16,083	19,303	22,694	12,405
Total Consumer	2,655	2,248	3,003	3,104	1,870
Total non-accrual loans	88,396	78,363	84,454	60,321	47,225
Other real estate owned (OREO)	9,491	9,863	11,760	13,773	9,795
Other repossessed assets	744	445	864	858	441
Total non-performing assets	$98,631	$88,671	$97,078	$74,952	$57,461
Performing troubled debt restructured loans	$77,216	$81,141	$83,694	$116,414	$117,176
Total non-accrual loans as a % of loans	0.35%	0.33%	0.36%	0.27%	0.26%
Total accruing past due and non-accrual loans as a % of loans	0.62%	0.57%	0.51%	0.41%	0.70%
Allowance for loan losses as a % of non-accrual loans	171.79%	184.99%	164.30%	220.26%	255.92%
Non-performing purchased credit-impaired loans (5)	$56,125	$75,422	$57,311	$62,857	$38,088

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent and 35 percent federal tax rate for the periods ending in 2018 and 2017, respectively. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2018	2018	2017	2018	2017
Adjusted net income available to common shareholders:
Net income, as reported	$77,102	$69,559	$26,098	$261,428	$161,907
Less: Gain on the sale of Visa Class B shares (net of tax)*	(4,677)	—	—	(4,677)	—
Add: Losses on securities transactions (net of tax)	1,047	56	15	1,677	12
Add: Severance costs (branch transformation only, net of tax)**	1,907	—	—	1,907	—
Add: LIFT program expense (net of tax)***	—	—	—	—	5,753
Add: Branch related asset impairment (net of tax)****	—	1,304	—	1,304	—
Add: Legal expenses (litigation reserve impact only, net of tax)	—	1,206	—	8,726	—
Add: Merger related expenses (net of tax)*****	(455)	935	1,073	12,494	2,274
Add: Amortization of tax credit investments (Tax Act impact only)	—	—	3,136	—	3,136
Add: Income tax (benefit) expense (USAB and Tax Act impacts only)	(2,274)	—	15,441	(274)	15,441
Net income, as adjusted	$72,650	$73,060	$45,763	$282,585	$188,523
Dividends on preferred stock	3,172	3,172	3,172	12,688	9,449
Net income available to common shareholders, as adjusted	$69,478	$69,888	$42,591	$269,897	$179,074
_____________
* The gain from the sale of non-marketable securities is included in other non-interest income.
** Severance costs are included in salary and employee benefits expense.
*** LIFT program expenses are primarily within professional and legal fees, and salary and employee benefits expense.
**** Branch related asset impairment is included in net losses on sale of assets within other non-interest income.
***** Merger related expenses are primarily within salary and employee benefits and other expense.

Adjusted per common share data:
Net income available to common shareholders, as adjusted	$69,478	$69,888	$42,591	$269,897	$179,074
Average number of shares outstanding	331,492,648	331,486,500	264,332,895	331,258,964	264,038,123
Basic earnings, as adjusted	$0.21	$0.21	$0.16	$0.81	$0.68
Average number of diluted shares outstanding	332,856,385	333,000,242	265,288,067	332,693,718	264,889,007
Diluted earnings, as adjusted	$0.21	$0.21	$0.16	$0.81	$0.68

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2018	2018	2017	2018	2017
Adjusted annualized return on average tangible shareholders' equity:
Net income, as adjusted	$72,650	$73,060	$45,763	$282,585	$188,523
Average shareholders' equity	3,340,411	3,307,690	2,562,326	3,304,531	2,471,751
Less: Average goodwill and other intangible assets	1,164,638	1,161,167	732,604	1,163,398	734,200
Average tangible shareholders' equity	$2,175,773	$2,146,523	$1,829,722	$2,141,133	$1,737,551
Annualized return on average tangible shareholders' equity	13.36%	13.61%	10.00%	13.20%	10.85%
Adjusted annualized return on average assets:
Net income, as adjusted	$72,650	$73,060	$45,763	$282,585	$188,523
Average assets	$31,328,729	$30,493,175	$23,907,011	$30,229,276	$23,478,798
Annualized return on average assets, as adjusted	0.93%	0.96%	0.77%	0.93%	0.80%
Adjusted annualized return on average shareholders' equity:
Net income, as adjusted	$72,650	$73,060	$45,763	$282,585	$188,523
Average shareholders' equity	$3,340,411	$3,307,690	$2,562,326	$3,304,531	$2,471,751
Annualized return on average shareholders' equity, as adjusted	8.70%	8.84%	7.14%	8.55%	7.63%

Annualized return on average tangible shareholders' equity:
Net income, as reported	$77,102	$69,559	$26,098	$261,428	$161,907
Average shareholders' equity	3,340,411	3,307,690	2,562,326	3,304,531	2,471,751
Less: Average goodwill and other intangible assets	1,164,638	1,161,167	732,604	1,163,398	734,200
Average tangible shareholders' equity	$2,175,773	$2,146,523	$1,829,722	$2,141,133	$1,737,551
Annualized return on average tangible shareholders' equity	14.17%	12.96%	5.71%	12.21%	9.32%
Adjusted efficiency ratio:
Non-interest expense	$153,712	$151,681	$136,317	$629,061	$509,073
Less: Severance expense (branch transformation only, pre-tax)	2,662	—	—	2,662	—
Less: LIFT program expenses (pre-tax)	—	—	—	—	9,875
Less: Legal expenses (litigation reserve impact only, pre-tax)	—	1,684	—	12,184	—
Less: Merger-related expenses (pre-tax)	(635)	1,304	1,378	17,445	2,620
Less: Amortization of tax credit investments (pre-tax)	9,044	5,412	20,302	24,200	41,747
Non-interest expense, as adjusted	142,641	143,281	114,637	572,570	454,831
Net interest income	222,053	216,800	169,414	857,203	660,047
Non-interest income, as reported	34,694	29,038	30,159	134,052	111,706
Add: Branch related asset impairment (pre-tax)	—	1,821	—	1,821	—
Add: Losses on securities transactions, net (pre-tax)	1,462	79	25	2,342	20
Less: Gain on the sale of Visa Class B shares (pre-tax)	6,530	—	—	6,530	—
Non-interest income, as adjusted	$29,626	$30,938	$30,184	$131,685	$111,726
Gross operating income, as adjusted	$251,679	$247,738	$199,598	$988,888	$771,773
Efficiency ratio, as adjusted	56.68%	57.84%	57.43%	57.90%	58.93%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands, except for share data)	2018	2018	2018	2018	2017
Tangible book value per common share:
Common shares outstanding	331,431,217	331,501,424	331,454,025	331,189,859	264,468,851
Shareholders' equity	$3,350,454	$3,302,936	$3,277,312	$3,245,003	$2,533,165
Less: Preferred Stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	1,161,655	1,166,481	1,162,858	1,165,379	733,144
Tangible common shareholders' equity	$1,979,108	$1,926,764	$1,904,763	$1,869,933	$1,590,330
Tangible book value per common share	$5.97	$5.81	$5.75	$5.65	$6.01
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$1,979,108	$1,926,764	$1,904,763	$1,869,933	$1,590,330
Total assets	$31,863,088	$30,881,948	$30,182,979	$29,464,357	$24,002,306
Less: Goodwill and other intangible assets	1,161,655	1,166,481	1,162,858	1,165,379	733,144
Tangible assets	$30,701,433	$29,715,467	$29,020,121	$28,298,978	$23,269,162
Tangible common equity to tangible assets	6.45%	6.48%	6.56%	6.61%	6.83%

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)
Past due loans and non-accrual loans exclude purchased credit-impaired (PCI) loans. PCI loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(5)
Represent PCI loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	December 31,
	2018	2017
	(Unaudited)
Assets
Cash and due from banks	$251,541	$243,310
Interest bearing deposits with banks	177,088	172,800
Investment securities:
Held to maturity (fair value of $2,034,943 at December 31, 2018 and $1,837,620 at December 31, 2017)	2,068,246	1,842,691
Available for sale	1,749,544	1,493,905
Total investment securities	3,817,790	3,336,596
Loans held for sale, at fair value	35,155	15,119
Loans	25,035,469	18,331,580
Less: Allowance for loan losses	(151,859)	(120,856)
Net loans	24,883,610	18,210,724
Premises and equipment, net	341,630	287,705
Bank owned life insurance	439,602	386,079
Accrued interest receivable	95,296	73,990
Goodwill	1,084,665	690,637
Other intangible assets, net	76,990	42,507
Other assets	659,721	542,839
Total Assets	$31,863,088	$24,002,306
Liabilities
Deposits:
Non-interest bearing	$6,175,495	$5,224,928
Interest bearing:
Savings, NOW and money market	11,213,495	9,365,013
Time	7,063,984	3,563,521
Total deposits	24,452,974	18,153,462
Short-term borrowings	2,118,914	748,628
Long-term borrowings	1,654,268	2,315,819
Junior subordinated debentures issued to capital trusts	55,370	41,774
Accrued expenses and other liabilities	231,108	209,458
Total Liabilities	28,512,634	21,469,141
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 shares authorized:
Series A (4,600,000 shares issued at December 31, 2018 and December 31, 2017)	111,590	111,590
Series B (4,000,000 shares issued at December 31, 2018 and December 31, 2017)	98,101	98,101
Common stock (no par value, authorized 450,000,000 shares; issued 331,634,951 shares at December 31, 2018 and 264,498,643 shares at December 31, 2017)	116,240	92,727
Surplus	2,796,499	2,060,356
Retained earnings	299,642	216,733
Accumulated other comprehensive loss	(69,431)	(46,005)
Treasury stock, at cost (203,734 shares at December 31, 2018 and 29,792 shares at December 31, 2017)	(2,187)	(337)
Total Shareholders’ Equity	3,350,454	2,533,165
Total Liabilities and Shareholders’ Equity	$31,863,088	$24,002,306

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2018	2018	2017	2018	2017
Interest Income
Interest and fees on loans	$282,847	$265,870	$192,537	$1,033,993	$734,474
Interest and dividends on investment securities:
Taxable	22,399	21,362	18,237	87,306	72,676
Tax-exempt	5,121	5,023	3,673	21,504	15,399
Dividends	3,561	3,981	2,867	13,209	9,812
Interest on other short-term investments	666	805	637	3,236	1,793
Total interest income	314,594	297,041	217,951	1,159,248	834,154
Interest Expense
Interest on deposits:
Savings, NOW and money market	32,546	28,775	16,762	108,394	55,300
Time	30,599	20,109	11,975	81,959	42,546
Interest on short-term borrowings	14,092	15,193	3,456	45,930	18,034
Interest on long-term borrowings and junior subordinated debentures	15,304	16,164	16,344	65,762	58,227
Total interest expense	92,541	80,241	48,537	302,045	174,107
Net Interest Income	222,053	216,800	169,414	857,203	660,047
Provision for credit losses	7,859	6,552	2,200	32,501	9,942
Net Interest Income After Provision for Credit Losses	214,194	210,248	167,214	824,702	650,105
Non-Interest Income
Trust and investment services	2,998	3,143	2,932	12,633	11,538
Insurance commissions	3,720	3,646	4,218	15,213	18,156
Service charges on deposit accounts	6,288	6,597	5,393	26,817	21,529
Losses on securities transactions, net	(1,462)	(79)	(25)	(2,342)	(20)
Fees from loan servicing	2,478	2,573	1,843	9,319	7,384
Gains on sales of loans, net	2,372	3,748	6,375	20,515	20,814
Bank owned life insurance	1,731	2,545	1,633	8,691	7,338
Other	16,569	6,865	7,790	43,206	24,967
Total non-interest income	34,694	29,038	30,159	134,052	111,706
Non-Interest Expense
Salary and employee benefits expense	80,802	80,778	64,560	333,816	263,337
Net occupancy and equipment expense	27,643	26,295	23,843	108,763	92,243
FDIC insurance assessment	7,303	7,421	5,163	28,266	19,821
Amortization of other intangible assets	4,809	4,697	2,420	18,416	10,016
Professional and legal fees	5,119	6,638	5,727	34,141	25,834
Amortization of tax credit investments	9,044	5,412	20,302	24,200	41,747
Telecommunication expense	2,166	3,327	2,091	12,102	9,921
Other	16,826	17,113	12,211	69,357	46,154
Total non-interest expense	153,712	151,681	136,317	629,061	509,073
Income Before Income Taxes	95,176	87,605	61,056	329,693	252,738
Income tax expense	18,074	18,046	34,958	68,265	90,831
Net Income	77,102	69,559	26,098	261,428	161,907
Dividends on preferred stock	3,172	3,172	3,172	12,688	9,449
Net Income Available to Common Shareholders	$73,930	$66,387	$22,926	$248,740	$152,458
Earnings Per Common Share:
Basic	$0.22	$0.20	$0.09	$0.75	$0.58
Diluted	0.22	0.20	0.09	0.75	0.58
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.44	0.44
Weighted Average Number of Common Shares Outstanding:
Basic	331,492,648	331,486,500	264,332,895	331,258,964	264,038,123
Diluted	332,856,385	333,000,242	265,288,067	332,693,718	264,889,007

	VALLEY NATIONAL BANCORP
	Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
	Net Interest Income on a Tax Equivalent Basis
	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets
Loans (1)(2)	$24,530,919	$282,847	4.61%	$23,659,190	$265,871	4.50%	$18,242,690	$192,539	4.22%
Taxable investments (3)	3,398,396	25,960	3.06%	3,399,910	25,343	2.98%	2,931,144	21,104	2.88%
Tax-exempt investments (1)(3)	713,552	6,482	3.63%	730,711	6,358	3.48%	528,681	5,651	4.28%
Interest bearing deposits with banks	163,753	666	1.63%	181,901	805	1.77%	230,002	637	1.11%
Total interest earning assets	28,806,620	315,955	4.39%	27,971,712	298,377	4.27%	21,932,517	219,931	4.01%
Other assets	2,522,109			2,521,463			1,974,494
Total assets	$31,328,729			$30,493,175			$23,907,011
Liabilities and Shareholders' Equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$11,186,180	$32,546	1.16%	$11,032,866	$28,775	1.04%	$9,085,986	$16,762	0.74%
Time deposits	6,245,803	30,599	1.96%	4,967,691	20,109	1.62%	3,478,046	11,975	1.38%
Short-term borrowings	2,316,020	14,092	2.43%	2,766,398	15,193	2.20%	1,011,130	3,456	1.37%
Long-term borrowings (4)	1,767,194	15,304	3.46%	1,991,294	16,164	3.25%	2,344,220	16,344	2.79%
Total interest bearing liabilities	21,515,197	92,541	1.72%	20,758,249	80,241	1.55%	15,919,382	48,537	1.22%
Non-interest bearing deposits	6,270,902			6,222,646			5,248,311
Other liabilities	202,219			204,590			176,992
Shareholders' equity	3,340,411			3,307,690			2,562,326
Total liabilities and shareholders' equity	$31,328,729			$30,493,175			$23,907,011
Net interest income/interest rate spread (5)		$223,414	2.67%		$218,136	2.72%		$171,394	2.79%
Tax equivalent adjustment		(1,361)			(1,336)			(1,980)
Net interest income, as reported		$222,053			$216,800			$169,414
Net interest margin (6)			3.08%			3.10%			3.09%
Tax equivalent effect			0.02%			0.02%			0.04%
Net interest margin on a fully tax equivalent basis (6)			3.10%			3.12%			3.13%

(1)	Interest income is presented on a tax equivalent basis using a 21 percent and 35 percent federal tax rate for 2018 and 2017, respectively.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.